Exhibit 99.1

NECB Earnings Press Release for 12/31/2022:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2022

White Plains, New York, January 31, 2023 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $8.3 million, or $0.54 per basic and diluted common share, for the three months ended December 31, 2022 compared to net income of $4.2 million, or $0.27 per basic and diluted common share for the three months ended December 31, 2021.

For the year ended December 31, 2022, the Company reported net income of $24.8 million, or $1.61 and $1.58 per basic and diluted common share, compared to net income of $11.9 million, or $0.75 per basic and diluted common share, for the year ended December 31, 2021.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the lingering effects of the COVID-19 pandemic and the recent increase in interest rates, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the year ended December 31, 2022 are as follows:

●	Net income increased by $4.1 million and $12.9 million, or 96.4% and 108.7%, respectively, for the three months and year ended December 31, 2022 compared to the same periods in the prior year.

●	Net interest income increased by $9.3 million and $20.6 million, or 79.6% and 47.5%, for the three months and year ended December 31, 2022 compared to the same periods in 2021.

●	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $1.0 billion at December 31, 2022 compared to $749.0 million at December 31, 2021.

●	The performance of our loan portfolio remains strong with no non-accrual loans. At this time, we have no loans on deferral as a result of the COVID-19 pandemic.

Balance Sheet Summary

Total assets increased by $200.0 million, or 16.3%, to $1.4 billion at December 31, 2022, from $1.2 billion at December 31, 2021. The increase in assets was primarily due to increases in net loans of $244.1 million, securities held-to-maturity of $8.5 million, accrued interest receivable of $4.3 million, and premises and equipment of $2.2 million, partially offset by decreases in cash and cash equivalents of $57.0 million and equity securities of $1.9 million.

Cash and cash equivalents decreased by $57.0 million, or 37.4%, to $95.3 million at December 31, 2022 from $152.3 million at December 31, 2021. The decrease in cash and cash equivalents was a result of cash being deployed to fund an increase in net loans of $244.1 million, an increase in securities held-to-maturity of $8.5 million, an increase in property and equipment of $2.2 million due primarily to the purchase of property and equipment for a new branch office, and a reduction in FHLB advances of $7.0 million.

Equity securities decreased by $1.9 million, or 9.5%, to $18.0 million at December 31, 2022 from $19.9 million at December 31, 2021. The decrease in equity securities was attributable to market depreciation of $1.9 million as market interest rates increased during the year ended December 31, 2022.

Securities held-to-maturity increased by $8.5 million, or 47.6%, to $26.4 million at December 31, 2022 from $17.9 million at December 31, 2021 due primarily to the purchases of securities, partially offset by maturities and pay-downs.

Loans, net of the allowance for loan losses, increased by $244.1 million, or 25.2%, to $1.2 billion at December 31, 2022 from $968.1 million at December 31, 2021. The increase in loans, net of the allowance for loan losses, was primarily due to loan originations of $700.1 million during the year ended December 31, 2022, consisting primarily of $580.7 million in construction loans with respect to which approximately 31.3% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans.

Loan originations resulted in a net increase of $246.8 million in construction loans, $33.3 million in multi-family loans, and $277,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases in non-residential loans of $19.1 million, commercial and industrial loans of $8.3 million, mixed-use loans of $6.8 million, and residential loans of $1.7 million, coupled with normal pay-downs and principal reductions.

Premises and equipment increased by $2.2 million, or 9.0%, to $26.1 million at December 31, 2022 from $23.9 million at December 31, 2021 due to the acquisition of property and equipment for a new branch site located in Bloomingburg, New York.

Investments in Federal Home Loan Bank stock decreased by $331,000, or 21.1%, to $1.2 million at December 31, 2022 from $1.6 million at December 31, 2021 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances during the quarter ended March 31, 2022.

Accrued interest receivable increased by $4.3 million, or 100.7%, to $8.6 million at December 31, 2022 from $4.3 million at December 31, 2021 due to an increase in the loan portfolio and seven interest rate increases in 2022 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

Foreclosed real estate decreased by $540,000, or 27.1%, to $1.5 million at December 31, 2022 from $2.0 million at December 31, 2021 due to a write down on the fair market value of the property because the increase in interest rates caused an increase in the capitalization rate thereby resulting in a reduction in the calculated fair market value of the property.

Right of use assets — operating decreased by $252,000, or 9.8%, to $2.3 million at December 31, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Other assets increased by $730,000, or 15.6%, to $5.4 million at December 31, 2022 from $4.7 million at December 31, 2021 due to increases in suspense accounts of $641,000, tax assets of $98,000, and prepaid expense of $12,000, partially offset by decreases in securities and principal receivables of $19,000 and miscellaneous assets of $2,000.

Total deposits increased by $194.8 million, or 21.0%, to $1.1 billion at December 31, 2022 from $927.2 million at December 31, 2021. The increase was primarily due to increases in certificates of deposit of $90.7 million, or 31.0%, savings account balances of $88.9 million, or 48.1%, and non-interest bearing demand deposits of $45.4 million, or 13.7%. These increases were partially offset by a decrease in NOW/money market accounts of $30.3 million, or 25.6%, from December 31, 2021 to December 31, 2022.

Federal Home Loan Bank advances decreased by $7.0 million, or 25.0%, to $21.0 million at December 31, 2022 from $28.0 million at December 31, 2021 due to maturity of borrowings.

Advance payments by borrowers for taxes and insurance increased by $485,000, or 25.7%, to $2.4 million at December 31, 2022 from $1.9 million at December 31, 2021 due primarily to the accumulation of tax payments from borrowers.

Lease liability – operating decreased by $241,000, or 9.3%, to $2.4 million at December 31, 2022 from $2.6 million at December 31, 2021, primarily due to amortization.

Accounts payable and accrued expenses increased by $1.2 million, or 9.0%, to $14.8 million at December 31, 2022 from $13.5 million at December 31, 2021 due primarily to an increase in accrued bonus expense of $1.1 million for employees.

Stockholders’ equity increased by $10.7 million, or 4.2% to $262.1 million at December 31, 2022, from $251.4 million at December 31, 2021. The increase in stockholders’ equity was due to net income of $24.8 million for the year ended December 31, 2022, a reduction of $869,000 in unearned employee stock ownership plan shares coupled with an increase of $206,000 in earned employee stock ownership plan shares, $369,000 in other comprehensive income, and $208,000 in the amortization of restricted stocks and stock options awarded in connection with the Equity Incentive Plan, partially offset by stock repurchases totaling $9.3 million and dividends paid and declared of $6.5 million.

Net Interest Income

Net interest income totaled $20.9 million for the three months ended December 31, 2022, as compared to $11.7 million for the three months ended December 31, 2021. The increase in net interest income of $9.3 million, or 79.6%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, offset slightly by a decrease in interest-bearing deposits. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases during the year ended December 31, 2022.

The increase in market interest rates during the year subsequent to December 31, 2021 also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended December 31, 2022 was due to an increase in the cost of funds on our deposits and an increase in the balances on our savings and club balances and our certificates of deposits, partially offset by a decrease in the balances on our interest-bearing demand deposits and a decrease in our borrowed money’s cost of funds and balances.

Total interest and dividend income increased by $11.7 million, or 91.2%, to $24.5 million for the three months ended December 31, 2022 from $12.8 million for the three months ended December 31, 2021. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $182.6 million, or 16.9%, to $1.3 billion for the three months ended December 31, 2022 from $1.1 billion for the three months ended December 31, 2021 and an increase in the yield on interest earning assets by 302 basis points from 4.75% for the three months ended December 31, 2021 to 7.77% for the three months ended December 31, 2022.

Interest expense increased by $2.4 million, or 207.9%, to $3.6 million for the three months ended December 31, 2022 from $1.2 million for the three months ended December 31, 2021. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 122 basis points from 0.79% for the three months ended December 31, 2021 to 2.01% for the three months ended December 31, 2022, and an increase in average interest bearing liabilities of $124.4 million, or 21.4%, to $707.0 million for the three months ended December 31, 2022 from $582.6 million for the three months ended December 31, 2021.

Net interest margin increased by 232 basis points, or 53.7%, during the three months ended December 31, 2022 to 6.64% compared to 4.32% during the three months ended December 31, 2021.

Net interest income totaled $63.9 million for the year ended December 31, 2022, as compared to $43.3 million for the year ended December 31, 2021. The increase in net interest income of $20.6 million, or 47.5%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, offset by decreases in interest-bearing deposits and Federal Home Loan Bank stock, as we continued to grow the Company by leveraging the proceeds raised in our July 2021 second-step conversion. The increase in interest income is also due, in large part, to the increase in interest rates attributable to the Federal Reserve’s rate increases during the year ended December 31, 2022.

The increase in market interest rates during the year ended December 31, 2022 also caused an increase in our interest expense. As a result, the increase in interest expense for the year ended December 31, 2022 is attributable to an increase in the cost of funds on our deposits and an increase in the balances on our savings and club balances, partially offset by decreases in the balances on our certificates of deposits and interest-bearing demand deposits and decreases in the cost of funds and balances on our borrowed money.

In this regard, interest and dividend income increased by $23.6 million, or 48.8%, to $72.0 million for the year ended December 31, 2022 from $48.4 million for the year ended December 31, 2021. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $217.5 million, or 22.1%, to $1.2 billion for the year ended December 31, 2022 from $985.1 million for the year ended December 31, 2021 and an increase in the yield on interest earning assets by 108 basis points from 4.92% for the year ended December 31, 2021 to 6.00% for the year ended December 31, 2022.

Interest expense increased by $3.0 million, or 59.3%, to $8.1 million for the year ended December 31, 2022 from $5.1 million for the year ended December 31, 2021. The increase in interest expense was due to an increase in the cost of interest bearing liabilities of 36 basis points from 0.90% for the year ended December 31, 2021 to 1.26% for the year ended December 31, 2022 and an increase in average interest bearing liabilities of $76.6 million, or 13.5%, to $645.1 million for the year ended December 31, 2022 from $568.5 million for the year ended December 31, 2021.

Net interest margin increased by 92 basis points, or 20.9%, during the year ended December 31, 2022 to 5.32% compared to 4.40% during the year ended December 31, 2021.

Provision for Loan Losses

The Company recorded loan loss provision of $439,000 for the three months ended December 31, 2022 compared to no loan loss provision for the three months ended December 31, 2021. We charged-off $426,000 during the three months ended December 31, 2022 comprised of a $328,000 charge-off against one construction project in connection with the sale of the project’s two non-performing loans to a third party precipitated by legal action between the two partners/borrowers in the project, an $86,000 charge-off against two mixed-use loans to a borrower in connection with the sale of the two performing troubled debt restructured loans to a third party, and a $12,000 charge-off against various unpaid overdrafts in our demand deposit accounts. We had no charge-offs during the three months ended December 31, 2021.

The provision recorded for the three months ended December 31, 2022 was primarily attributed to the afore-mentioned charge-off of $426,000 during the three months ended December 31, 2022.

We recorded no recoveries during the three months ended December 31, 2022 compared to recoveries of $1,000 during the three months ended December 31, 2021.

The Company recorded loan loss provision of $439,000 for the year ended December 31, 2022 compared to a loan loss provision of $3.6 million for the year ended December 31, 2021. The provision recorded for the year ended December 31, 2022 was primarily attributable to the afore-mentioned charge-offs totaling $414,000 against the sale of four loans and charge-off of $34,000 against various unpaid overdrafts in our demand deposit accounts.

The provision recorded for the year ended December 31, 2021 was primarily attributed to the charge-off of the previously disclosed non-residential bridge loan with a balance of $3.6 million secured by commercial real estate located in Greenwich, Connecticut. The loan is secured by commercial real estate located in Greenwich, Connecticut and guaranteed by the two borrowers. The loan originated in 2016 as a two-year bridge loan and, upon the borrower’s failure to satisfy the loan at the maturity date, the loan was accelerated and a foreclosure action was instituted. Although the loan was fully charged-off, the loan remains in foreclosure and management and the borrower negotiated a standstill agreement which allows the borrowers to retain, at their own expense, the zoning and planning consultants necessary to obtain re-approvals from the town to proceed with the original planned residential condominium development. The Company intends to aggressively seek recovery of all amounts due from the personal guarantors of the loan. If successful against the guarantors, any recovery received would be added back to the allowance for loan losses and an analysis will be performed at that time to determine the appropriateness of the recovery into income. There has been no change in the status of the recovery action during the fourth quarter ended December 31, 2022.

We also charged-off $23,000 during the year ended December 31, 2021 against various unpaid overdrafts in our demand deposit accounts.

We recorded recoveries of $242,000 during the year ended December 31, 2022 comprised of recoveries of $146,000 regarding a previously charged-off multi-family property, $53,000 regarding a previously charged-off non-residential property, and $43,000 regarding a previously charged-off mixed-use property. We recorded recoveries of $160,000 during the year ended December 31, 2021 comprised primarily of recoveries of $150,000 regarding a previously charged-off multi-family property.

Non-Interest Income

Non-interest income for the three months ended December 31, 2022 was $779,000 compared to non-interest income of $601,000 for the three months ended December 31, 2021. The increase in total non-interest income was primarily due to a one-time capital gains distribution of $329,000 from our equity securities, partially offset by an unrealized loss of $267,000 on equity securities, resulting in a net unrealized gain on equity securities of $62,000 during the three months ended December 31, 2022 compared to an unrealized loss of $174,000 on equity securities during the three months ended December 31, 2021. The unrealized loss of $267,000 on equity securities during the 2022 period was due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the December 31, 2022 quarter.

The increase in total non-interest income was also due to increases of $3,000 in other non-interest income and $2,000 in bank-owned life insurance income, partially offset by decreases of $40,000 in other loan fees and service charges and $23,000 in investment advisory fees.

Non-interest income for the year ended December 31, 2022 was $1.7 million compared to non-interest income of $2.4 million for the year ended December 31, 2021. The decrease in total non-interest income was primarily due to an unrealized loss of $1.9 million on equity securities, partially offset by a one-time capital gains distribution of $329,000 from our equity securities resulting in a net unrealized loss on equity securities of $1.6 million during the year ended December 31, 2022 compared to an unrealized loss of $389,000 on equity securities during the year ended December 31, 2021. The unrealized loss of $1.9 million on equity securities during the 2022 period was due to a rising interest rate environment and the Federal Reserve’s interest rate increases during the year ended December 31, 2022.

The decrease in total non-interest income was also due to a decrease of $40,000 in investment advisory fees, partially offset by an increase of $426,000 in other loan fees and service charges, an increase of $91,000 on gain from the sale of fixed assets, an increase of $31,000 in other non-interest income, and an increase of $5,000 in bank-owned life insurance income.

Non-Interest Expense

Non-interest expense increased by $1.9 million, or 27.9%, to $8.6 million for the three months ended December 31, 2022 from $6.8 million for the three months ended December 31, 2021. The increase resulted primarily from increases of $497,000 in other operating expense, $451,000 in goodwill impairment loss, $363,000 in real estate owned expense, $357,000 in salaries and employee benefits, $84,000 in occupancy expense, $63,000 in outside data processing expense, $60,000 in advertising expense, and $8,000 in equipment expense.

Non-interest expense increased by $4.2 million, or 15.9%, to $30.7 million for the year ended December 31, 2022 from $26.5 million for the year ended December 31, 2021. The increase resulted primarily from increases of $1.9 million in other operating expense, $553,000 in salaries and employee benefits, $530,000 in real estate owned expense, $451,000 in goodwill impairment loss, $313,000 in occupancy expense, $234,000 in outside data processing expense, $160,000 in advertising expense, and $114,000 in equipment expense.

Income Taxes

We recorded income tax expense of $4.4 million and $1.3 million for the three months ended December 31, 2022 and 2021, respectively. For the three months ended December 31, 2022 and 2021, we had approximately $186,000 and $189,000, respectively, in tax exempt income. Our effective income tax rates were 34.7% and 23.6% for the three months ended December 31, 2022 and 2021, respectively.

We recorded income tax expense of $9.6 million and $3.7 million for the year ended December 31, 2022 and 2021, respectively. For the year ended December 31, 2022, we had approximately $740,000 in tax exempt income, compared to approximately $711,000 in tax exempt income for the year ended December 31, 2021. Our effective income tax rates were 27.8% and 23.6% for the year ended December 31, 2022 and 2021, respectively.

Asset Quality

Non-performing assets totaled $1.5 million at December 31, 2022 compared to $2.0 million at December 31, 2021. We had no non-performing loans at December 31, 2022 and 2021. Our non-performing assets consisted of one foreclosed property at December 31, 2022 and 2021. Our ratio of non-performing assets to total assets remained low at 0.10% at December 31, 2022 and at 0.16% at December 31, 2021.

The Company’s allowance for loan losses totaled $5.5 million, or 0.45% of total loans as of December 31, 2022, compared to $5.2 million, or 0.54% of total loans as of December 31, 2021. Based on a review of the loans that were in the loan portfolio at December 31, 2022, management believes that the allowance for loan losses is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

Capital

The Company’s total stockholder’s equity to assets was 18.39% as of December 31, 2022. At December 31, 2022, the Company had the ability to borrow $31.5 million from the Federal Home Loan Bank of New York.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of December 31, 2022, the Bank had a tier 1 leverage capital ratio of 16.49% and a total risk-based capital ratio of 13.49%.

Equity Incentive Plan

At a special shareholders meeting held on September 29, 2022, our shareholders approved the Company’s 2022 Equity Incentive Plan whereby 1,369,771 shares of the Company’s common stock have been reserved from authorized but unissued shares for purposes of grants of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, performance shares and performance units to selected employees and non-employee directors of the Company.

At September 30, 2022, 86,880 shares of restricted stock and 217,206 nonqualified stock options in the aggregate were granted to six non-employee directors of the Company as set forth in the 2022 Equity Incentive Plan. The aggregate value of the restricted stock and nonqualified stock options granted to the non-employee directors totaled $1.1 million and $843,000, respectively, at the date of the grant. The restricted stock and nonqualified stock options granted to the non-employee directors vest at a rate of 20% per year from the date of the grant.

At November 17, 2022, 265,157 shares of restricted stock and 662,891 nonqualified stock options in the aggregate were granted to 17 employees of the Company under the 2022 Equity Incentive Plan. The aggregate value of the restricted stock and nonqualified stock options granted to the employees totaled $3.7 million and $3.0 million, respectively, at the date of the grant. The restricted stock and nonqualified stock options granted to the employees vest at a rate of 20% per year from the date of the grant.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), the effect of the COVID-19 pandemic (including its impact on NorthEast Community Bank’s business operations and credit quality, on our customers and their ability to repay their loan obligations and on general economic and financial market conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	December 31,	December 31,
	2022	2021

	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$13,210	$8,344
Interest-bearing deposits	82,098	143,925
Total Cash and cash equivalents	95,308	152,269
Certificates of deposit	100	100
Equity securities	18,041	19,943
Securities available-for-sale, at fair value	1	1
Securities held-to-maturity (fair value of $22,865 and $17,620, respectively)	26,395	17,880
Loans receivable	1,217,321	972,851
Deferred loan costs, net	372	484
Allowance for loan losses	(5,475)	(5,242)
Net loans	1,212,218	968,093
Premises and equipment, net	26,063	23,907
Investments in restricted stock, at cost	1,238	1,569
Bank owned life insurance	25,896	25,291
Accrued interest receivable	8,597	4,283
Goodwill	200	651
Real estate owned	1,456	1,996
Property held for investment	1,444	1,481
Right of Use Assets – Operating	2,312	2,564
Right of Use Assets – Financing	355	359
Other assets	5,413	4,683
Total assets	$1,425,037	$1,225,070
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$376,302	$330,853
Interest bearing	745,653	596,311
Total deposits	1,121,955	927,164
Advance payments by borrowers for taxes and insurance	2,369	1,884
Federal Home Loan Bank advances	21,000	28,000
Lease Liability – Operating	2,363	2,604
Lease Liability – Financing	533	496
Accounts payable and accrued expenses	14,754	13,540
Total liabilities	1,162,974	973,688

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 16,049,454 shares and 16,377,936 shares outstanding, respectively	161	164
Additional paid-in capital	136,434	145,335
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(7,432)	(8,301)
Retained earnings	132,670	114,323
Accumulated other comprehensive gain (loss)	230	(139)
Total stockholders’ equity	262,063	251,382
Total liabilities and stockholders’ equity	$1,425,037	$1,225,070

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarter Ended December 31		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$23,748	$12,661	$69,992	$47,898
Interest-earning deposits	542	41	1,260	115
Securities	216	114	750	391
Total Interest Income	24,506	12,816	72,002	48,404
INTEREST EXPENSE:
Deposits	3,421	969	7,544	4,359
Borrowings	129	178	546	706
Financing lease	9	9	37	36
Total Interest Expense	3,559	1,156	8,127	5,101
Net Interest Income	20,947	11,660	63,875	43,303
Provision for loan loss	439	—	439	3,610
Net Interest Income after Provision for Loan Losses	20,508	11,660	63,436	39,693
NON-INTEREST INCOME:
Other loan fees and service charges	432	472	1,994	1,568
Gain on disposition of equipment	—	—	98	7
Earnings on bank owned life insurance	155	153	604	600
Investment advisory fees	110	133	474	514
Realized and unrealized gain (loss) on equity securities	62	(174)	(1,573)	(389)
Other	20	17	86	54
Total Non-Interest Income	779	601	1,683	2,354
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,130	3,773	15,549	14,996
Occupancy expense	665	581	2,428	2,115
Equipment	283	275	1,107	993
Outside data processing	497	434	1,886	1,652
Advertising	115	55	299	139
Impairment loss on goodwill	451	-	451	-
Real estate owned expense	371	8	623	93
Other	2,127	1,630	8,347	6,485
Total Non-Interest Expenses	8,639	6,756	30,690	26,473
INCOME BEFORE PROVISION FOR INCOME TAXES	12,648	5,505	34,429	15,574
PROVISION FOR INCOME TAXES	4,385	1,297	9,586	3,669
NET INCOME	$8,263	$4,208	$24,843	$11,905

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Quarter Ended December 31		Year Ended December 31,
	2022	2021	2022	2021

	(In thousands, except per share amounts)		(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.54	$0.27	$1.61	$0.75
Earnings per share - diluted	0.54	NA	1.58	NA
Weighted average shares outstanding - basic	15,187	15,501	15,433	15,854
Weighted average shares outstanding - diluted	15,330	NA	15,726	NA
Performance ratios/data:
Return on average total assets	2.47%	1.46%	1.95%	1.13%
Return on average shareholders' equity	12.50%	6.71%	9.60%	6.03%
Net interest income	$20,947	$11,660	$63,875	$43,303
Net interest margin	6.64%	4.32%	5.32%	4.40%
Efficiency ratio	39.76%	55.10%	46.81%	57.98%
Net charge-off ratio	0.15%	0.00%	0.02%	0.40%

Loan portfolio composition:			December 31, 2022	December 31, 2021
One-to-four family			$5,467	$7,189
Multi-family			117,760	84,425
Mixed-use			21,902	28,744
Total residential real estate			145,129	120,358
Non-residential real estate			30,949	50,016
Construction			930,628	683,830
Commercial and industrial			110,069	118,378
Consumer			546	269
Gross loans			1,217,321	972,851
Deferred loan (fees) costs, net			372	484
Total loans			$1,217,693	$973,335
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			-	-
OREO property			1,456	1,996
Total non-performing assets			$1,456	$1,996

Allowance for loan losses to total loans			0.45%	0.54%
Allowance for loan losses to non-performing loans			NA	NA
Non-performing loans to total loans			0.00%	0.00%
Non-performing assets to total assets			0.10%	0.16%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			13.49%	15.28%
Common equity tier 1 capital to risk-weighted assets			13.16%	14.87%
Tier 1 capital to risk-weighted assets			13.16%	14.87%
Tier 1 leverage ratio			16.49%	16.79%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Quarter Ended December 31, 2022			Quarter Ended December 31, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,160,736	$23,748	8.18%	$933,783	$12,661	5.42%
Securities	44,825	196	1.75%	28,866	97	1.34%
Federal Home Loan Bank stock	1,238	20	6.46%	1,569	17	4.33%
Other interest-earning assets	54,339	542	3.99%	114,356	41	0.14%
Total interest-earning assets	1,261,138	24,506	7.77%	1,078,574	12,816	4.75%
Allowance for loan losses	(5,462)			(5,242)
Non-interest-earning assets	83,687			77,027
Total assets	$1,339,363			$1,150,359

Interest-bearing demand deposit	$95,448	$317	1.33%	$119,598	$193	0.65%
Savings and club accounts	262,994	1,347	2.05%	133,938	153	0.46%
Certificates of deposit	327,551	1,757	2.15%	301,062	623	0.83%
Total interest-bearing deposits	685,993	3,421	1.99%	554,598	969	0.70%
Borrowed money	21,000	138	2.63%	28,000	187	2.67%
Total interest-bearing liabilities	706,993	3,559	2.01%	582,598	1,156	0.79%
Non-interest-bearing demand deposit	349,991			299,911
Other non-interest-bearing liabilities	18,034			17,036
Total liabilities	1,075,018			899,545
Equity	264,345			250,814
Total liabilities and equity	$1,339,363			$1,150,359

Net interest income / interest spread		$20,947	5.76%		$11,660	3.96%
Net interest rate margin			6.64%			4.32%
Net interest earning assets	$554,145			$495,976
Average interest-earning assets to interest-bearing liabilities	178.38%			185.13%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Year Ended December 31, 2022			Year Ended December 31, 2021
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)			(In thousands, except yield/cost information)
Loan receivable Gross	$1,054,577	$69,992	6.64%	$866,518	$47,898	5.53%
Securities	42,771	681	1.59%	23,026	320	1.39%
Federal Home Loan Bank stock	1,299	69	5.31%	1,576	71	4.51%
Other interest-earning assets	101,999	1,260	1.24%	91,999	115	0.13%
Total interest-earning assets	1,200,646	72,002	6.00%	983,119	48,404	4.92%
Allowance for loan losses	(5,387)			(5,154)
Non-interest-earning assets	79,835			72,855
Total assets	$1,275,094			$1,050,820

Interest-bearing demand deposit	$108,077	$918	0.85%	$114,940	$696	0.61%
Savings and club accounts	228,811	2,688	1.17%	108,877	328	0.30%
Certificates of deposit	285,991	3,938	1.38%	316,690	3,335	1.05%
Total interest-bearing deposits	622,879	7,544	1.21%	540,507	4,359	0.81%
Borrowed money	22,247	583	2.62%	28,000	742	2.65%
Total interest-bearing liabilities	645,126	8,127	1.26%	568,507	5,101	0.90%
Non-interest-bearing demand deposit	355,118			260,529
Other non-interest-bearing liabilities	16,137			24,310
Total liabilities	1,016,381			853,346
Equity	258,713			197,474
Total liabilities and equity	$1,275,094			$1,050,820

Net interest income / interest spread		$63,875	4.74%		$43,303	4.02%
Net interest rate margin			5.32%			4.40%
Net interest earning assets	$555,520			$414,612
Average interest-earning assets to interest-bearing liabilities	186.11%			172.93%